UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2016

MID PENN BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-13677	25-1666413
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

349 Union Street Millersburg, Pennsylvania	1.866.642.7736	17061
(Address of Principal Executive Offices)	( Registrant’s telephone number, including area code)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b) )
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4( c))

MID PENN BANCORP, INC.

CURRENT REPORT ON FORM 8-K

ITEM 5.02DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Change in Control Agreements

On November 1, 2016, Mid Penn Bancorp, Inc. (the “Company”) entered into change in control agreements (each, an “Agreement”), with certain of its executive officers, including, Rory G. Ritrievi, President and CEO of the Company, Michael D. Peduzzi, Executive Vice President and Chief Financial Officer of the Company, Scott W. Micklewright, Executive Vice President and Chief Lending Officer of Mid Penn Bank (the “Bank”), Justin T. Webb, Executive Vice President and Chief Risk Officer of the Bank, Kelly K. Neiderer, Executive Vice President and Chief Retail Officer of the Bank, and Joseph L. Paese, Executive Vice President and Director of Trust and Wealth Management of the Bank.  Each Agreement has a fixed three-year term commencing on November 1, 2016 and ending on November 1, 2019, with automatic annual one-year renewals of such Agreement thereafter, absent notice of non-renewal from either party.

In the event an executive’s employment is terminated on or within twelve months after a “change in control” during the term of the Agreement either by the Company, other than for death or disability or for a reason other than “cause” (as defined in the Agreement), or by the executive after the occurrence of certain specified events of “good reason” described below, the Company will pay the executive, other than Mr. Ritrievi, a lump-sum cash payment equal to two times the executive’s highest annual base salary in effect during the twelve months preceding the executive’s termination of employment.  For Mr. Ritrievi, he would receive a multiple of three.  In addition, the executive and the executive’s beneficiaries will remain eligible to participate, on the same terms and conditions as apply from time to time to the Company’s executive management team, medical, vision and dental programs for two years, or a cash payment equal to the estimated after-tax cost to obtain such benefits, or substantially similar benefits, within thirty days following the executive’s termination. Payments under the Agreement would be reduced to the extent necessary to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. In the event that the executive becomes entitled to and receives benefits under the Agreement after a change in control, the executive will be subject to a six month non-solicitation covenant. In the event that the executive voluntarily terminates employment during the term of the Agreement prior to a change in control, the executive will be subject to non-compete and non-solicitation covenants for six months.

The specified events of “good reason” permitting an executive to terminate employment following a change in control and receive payments or benefits under the Agreement include: (i) a diminution in executive’s authority, title, duties or responsibilities following a change in control from the authority, title, duties or responsibilities existing as of a change in control; (ii) requirement that the executive perform a substantial portion of his or her duties at a location more than 50 miles from executive’s principal executive office on the date of the Agreement; or (iii) a diminution in executive’s base salary and other compensation and benefits existing as of a change in control.

If, within ninety days after a termination of executive’s employment that entitles such executive to payments under the Agreement, the Company’s board of directors becomes aware of facts that, if known during the executive’s employment, it reasonably believes would have justified termination of such executive’s employment for cause (as defined in the Agreement), the Company may refrain from paying any unpaid amounts due under the Agreement or require the executive to promptly, but in no event less than ninety 90 days after notice to such executive of such determination by the Company’s board of directors, repay any amounts previously paid or the value of any benefits previously received under the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the form of Agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02. The Agreements are identical for all of the officers listed above, except that the benefits payable to Mr. Ritrievi are as described above.

Employment Agreement with Rory G. Ritrievi

On November 3, 2016, Mr. Ritrievi entered into an employment agreement with the Company and the Bank, which will be for a period of three years from November 3, 2016 and shall automatically renew for a total of three years on each anniversary of November 3, 2016.  The employment agreement provides that Mr. Ritrievi shall serve as the Chief Executive Officer and President of the Company and the Bank, reporting to their respective boards of directors.  During the term of the employment agreement,

Mr. Ritrievi shall serve on the Bank’s board of directors and shall be re-nominated for election to the Company’s board of directors, with the Company’s board of directors recommending such election to its shareholders, for any annual meeting of shareholders at which the class of directors in which Mr. Ritrievi is serving will be elected.  Mr. Ritrievi’s service as director of the Company, the Bank and any affiliate or subsidiary shall immediately terminate upon the termination of his employment for any reason.

Under his employment agreement, Mr. Ritrievi is entitled to, among other things: (i) an annual base salary of $360,488, (ii) participate in any of the Company’s short-term performance plan generally made available to executives of the Company or the Bank, (iii) such stock based incentives as may be granted from time to time by the Company’s board of directors under the Company’s stock based incentive plans and as are consistent with Mr. Ritrievi’s responsibilities and performance, (iv) participate in a supplemental executive retirement plan under the terms and conditions as determined by the Bank’s board of directors, (v) participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the eligibility and terms of each such plan, (vi) certain other perquisites related to paid annual vacation, personal and sick days, and use of a company automobile in accordance with the automobile policy as established from time to time by the Company or the Bank.  In the event that Mr. Ritrievi becomes entitled to and receives benefits under the Agreement after a change in control, he will be subject to a twelve month non-solicitation covenant. In the event that Mr. Ritrievi voluntarily terminates employment during the term of the Agreement prior to a change in control, he will be subject to non-compete and non-solicitation covenants for twelve months.

The employment agreement and Mr. Ritrievi’s employment may be terminated for cause (as defined in the employment agreement) by written notice from the Company or the Bank.  If the employment agreement is terminated for cause, Mr. Ritrievi’s rights under the employment agreement terminate as of the effective date of termination.  The employment agreement also terminates without further payments to Mr. Ritrievi as of the termination date, in the event of his voluntary termination of employment or death.  In the case of his disability (as defined in the employment agreement), Mr. Ritrievi will become eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, in which case the Bank’s obligation to pay Mr. Ritrievi his annual base salary shall be reduced by such benefits.  Under certain other types of disabilities set forth in the employment agreement, the employment agreement will terminate six months following a determination related to such disability by the Company’s board of directors.

In the event that Mr. Ritrievi’s employment is either involuntarily terminated other than for cause, death or disability, he will continue to receive his base salary in effect on the date of termination for a period equal to the greater of the remaining employment term or six months and participate in the Bank’s life, disability, medical/health insurance and other benefits substantially similar to those which Mr. Ritrievi was receiving during the year prior to the date of termination for the same period described above immediately following the date of termination, or a cash payment equal to the estimated after-tax cost to obtain such benefits, or substantially similar benefits.  Additionally, if Mr. Ritrievi’s employment is involuntarily terminated other than for cause, death or disability, he may elect, with respect to the automobile made available to him, to, as applicable, purchase such vehicle, assume the lease or return the vehicle to the Bank without any further liability.

The employment agreement provides that, in the event that any amounts or benefits payable to Mr. Ritrievi under the employment agreement as a result of his termination of employment, when added to other amounts or benefits which may become payable to him by the Company, would be subject to an excise tax, the amounts and benefits payable under the employment agreement shall be reduced to such extent as may be necessary to avoid such imposition.

The foregoing description of the arrangement with Mr. Ritrievi is qualified in its entirety by the full text of the Employment Agreement, dated November 3, 2016, among the Company, the Bank and Rory G. Ritrievi, which is attached hereto as Exhibit 10.2 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

10.1Form of Change in Control Agreement.

10.2Employment Agreement, dated November 3, 2016, among Mid Penn Bancorp, Inc., Mid Penn Bank and Rory G. Ritrievi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID PENN BANCORP, INC. (Registrant)
Date: November 4, 2016	By:	/s/ Rory G. Ritrievi
Rory G. Ritrievi
President and Chief Executive Officer